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                                                                   EXHIBIT 10.17

The CIT Group/Business Credit, Inc.
1200 Ashwood Parkway
Suite 150
Atlanta, GA 30338
770 522-7672

                                February 14, 2002

MOORE-HANDLEY, INC.
3140 Pelham Parkway
Pelham, AL 35124

Gentlemen:

Reference is made to the (A) Financing Agreement between us dated August 7, 1997, as supplemented and amended (the "Financing Agreement") and (B) Inventory Security Agreement between us dated March 10, 2000, as supplemented and amended (the "Security Agreement") and together with the Financing Agreement, the "Financing Documents"). Capitalized terms used and not otherwise defined herein shall have the same meanings given them in the Financing Documents.

You have requested that we amend certain provisions of the Financing Documents, including but not limited to: (I) increase the Line of Credit to $28,000,000.00,
(II) increase the sub-line within the Line of Credit for advances against Eligible Inventory (as set forth in the Security Agreement from $6,000,000 to $11,000,000) and (III) extend the term of the Financing Agreement to April 30, 2005, and we have agreed to such amendments subject to, and in accordance with the terms, provisions and conditions hereof:

Effective immediately, pursuant to mutual agreement, the Financing Documents shall be, and hereby are, amended as follows:

1. The definitions of "Anniversary Date", "Early Termination Date" and "Early Termination Fee" (as set forth in Section 1 of the Financing Agreement) shall be, and each hereby is amended entirely to read as follows:

         "ANNIVERSARY DATE shall mean April 30, 2005 and the same date in every year thereafter."

         "EARLY TERMINATION DATE shall mean the date on which the Company terminates this Financing Agreement or the Line of Credit which date is prior to an Anniversary Date."

         "EARLY TERMINATION FEE shall: (a) mean the fee CITBC is entitled to charge the Company in the event the Company terminates the Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Line of Credit by (x) two percent (2%) if the Early Termination Date occurs on or before April 30, 2003, (y) one percent (1%) if the Early Termination Date occurs after April 30, 2003 but on or before April 30, 2004 and (z) zero percent (0%) if the Early Termination Date occurs after April 30, 2004 but prior to an Anniversary Date."


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2.       The following definitions of "EBITDA" and "Fixed Charge Coverage Ratio"
         shall be and hereby are added to Section 1 of the Financing Agreement in the proper alphabetical order:

         "EBITDA shall mean in any period, all earnings of the Company before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period."

         "FIXED CHARGE COVERAGE RATIO shall mean, for the relevant period, the ratio determined by dividing the sum of EBITDA minus non-financed Capital Expenditures by the sum of (a) all interest obligations paid or due, (b) the amount of principal repaid or scheduled to be repaid on Indebtedness, and (c) all federal, state and local income tax actually paid."

3. The definition of "Line of Credit" (as set forth in Section 1 of the Financing Agreement) shall be, and hereby is amended by increasing the $24,000,000.00 amount as set forth therein to $28,000,000.00; and

4. The maximum dollar amount of advances against Eligible Inventory as set forth in Section 1 of the Security Agreement shall be and hereby is increased from $6,000,000 to $11,000,000.

5. Section 11 of the Financing Agreement shall be, and hereby is amended in its entirety to read as follows:

         "SECTION 11. TERMINATION

         Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) or
(d) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with Paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days' prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company's account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of the effective date of termination of this Financing Agreement. All of CIT's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


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6.       Section 7, Paragraph 9 of the Financing Agreement shall be and hereby is amended in its entirety to read as follows:

         "9. The Company shall maintain, measured at the end of each quarter commencing with the fiscal quarter ending on March 31, 2002, a Fixed Charge Coverage Ratio for the previous four quarters of not less than
         1.0 to 1.0."

7. The definition of "Eligible Accounts Receivable" shall be, and hereby is amended by amending clauses "iii)" and "viii)" thereof in their entirety to read as follows:

         "iii) accounts that remain unpaid more than (x) one hundred and eighty
         (180) days from invoice date or (y) sixty (60) days from due date;

         viii) all sales to any customer if fifty percent (50%) or more of either x) all outstanding invoices or y) the aggregate dollar amount of all outstanding invoices, are unpaid more than the applicable time periods set forth in clause iii) above;"

8. Section 8, Paragraph 1 of the Financing Agreement shall be, and hereby is amended by the addition thereto of the following provision:

         "Notwithstanding any provision to the contrary contained herein, subject to compliance with each of the conditions set forth below, the increment over the Libor as set forth in clause b) above shall be subject to reduction based upon the Company's Fixed Charged Coverage Ratio for the twelve (12) month period ending on June 30 and December 31 of each year hereafter commencing with June 30, 2002. The increment over Libor as set forth in clause b) above shall be subject to reduction by one quarter of one percent (1/4 of 1%) if the Company's Fixed Charge Coverage Ratio as determined on any such date is greater than 1.3 to 1.0, provided that in the event that the Company shall at any time thereafter fail to maintain the Fixed Charge Coverage Ratio (as determined and tested above) required to achieve such reduction, such increment over Libor as set forth in clause b) above shall be increased by one quarter of one percent (1/4 of 1%). Any rate reduction hereunder shall be subject to the Company's compliance with each of the following conditions:

                  (i) timely receipt of CITBC pf the Company's financial statements as required by this Financing Agreement;

                  (ii) the absence of any Default or Event of Default on the date of receipt by CITBC of such financial statements or the effective date of any such reduction.

                  (iii) in no event shall any interest rate adjustments as set forth above (x) reduce the rate above under clause b) to less than two and one quarter percent (2 1/4%) plus Libor or
                  (y) increase the rate above under clause b) to more than two and one half percent (2 1/2%) above Libor."

9. Notwithstanding any provision to the contrary contained in the Financing Documents, the Company shall provide to CITBC (i) upon CITBC's request (in its sole discretion), Inventory appraisals on an annual basis, such appraisals to be performed by an appraiser engaged by CITBC but paid for by the Company, (ii) such reports, statements and/or schedules as CITBC may reasonably require, designating, identifying and/or describing the Accounts, Inventory and other collateral together with all supporting documentation as CITBC may, reasonably request and in form and substance satisfactory to CITBC (herein "Collateral Reports"), such Collateral Reports to be provided no less frequently than weekly and (iii) a month end ageing of Accounts, no later than fifteen (15) days after the end of each month.

This Amendment shall be effective as of the date hereof upon the satisfaction of the following conditions precedent:

         1. receipt by CITBC of (i) a manually signed original copy of this Amendment, and all other related documents thereto duly executed and delivered by all parties hereto, and (ii) the execution and delivery to CITBC of any other documentation reasonably requested by CITBC (all of which shall be acceptable to CITBC in its discretion);

         2. The absence of (x) any Default and/or Event of Default and (y) any material adverse change in the financial condition, business, prospects, profitability, assets or operations of the Company;


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         3.       CITBC's receipt of a secretary's certificate certifying Board of Directors Resolutions authorizing the execution, delivery and performance by the Company of this agreement and all documents and transactions contemplated hereby; and

         4. Payment by the Company of (i) any Out-of-Pocket Expenses incurred by CITBC with respect to the preparation, execution, filing of any financing statements and delivery of this Amendment, and (ii) in consideration of the preparation by CITBC's in house legal department of this Amendment, a Documentation Fee equal to $500. All such amounts may, at CITBC's option, be charged to your Revolving Loan Account under the Financing Agreement.

Except as set forth above no other changes in the terms and provisions of the Financing Documents are intended or implied. If the foregoing is in accordance with your understanding of our agreement kindly so indicate by signing and returning to us the enclosed copy of the letter.

                                       Very truly yours,

                                       THE CIT GROUP/BUSINESS
                                       CREDIT, INC.



                                       By:
                                          -------------------------------------
                                          Name: John F. Bohan
                                          Title: Vice President

Read and Agreed to:

MOORE-HANDLEY, INC.



By:
   ---------------------------------
   Name:
   Title


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